Exhibit 99.4

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles (“GAAP”), Cash America International, Inc. (the “Company”) provides historical non-GAAP financial information. Management believes that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company’s operations. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Management provides non-GAAP financial information for informational purposes and to enhance understanding of the Company’s GAAP consolidated financial statements. Readers should consider the information in addition to, but not instead of or superior to, its financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

Exhibit 99.4

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(dollars in thousands, except per share data)
(Unaudited)

Adjusted Earnings and Adjusted Earnings Per Share

In addition to reporting financial results in accordance with GAAP, the Company has provided adjusted net income (loss) from continuing operations and adjusted diluted net income (loss) per share from continuing operations (collectively, the “Adjusted Earnings Measures”), which are non-GAAP measures. Management believes that investors regularly rely on non-GAAP financial measures to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. In addition, management believes that the adjustments included in the table below are useful to investors in order to allow them to compare the Company’s financial results for the periods presented without the effect of the items presented in the adjustments. The computation of Adjusted Earnings Measures as presented below may differ from the computation of similarly-titled measures provided by other companies.

The following table provides a reconciliation for each quarter of 2014 and the year ended December 31, 2014, respectively, between net income (loss) from continuing operations and diluted net income (loss) per share from continuing operations calculated in accordance with GAAP to the Adjusted Earnings Measures, which are shown net of tax (dollars in thousands, except per share data):

	Three Months Ended								Year Ended
	March 31, 2014		June 30, 2014		September 30, 2014		December 31, 2014		December 31, 2014
	$	Per Diluted Share (a)	$	Per Diluted Share (a)	$	Per Diluted Share (a)	$	Per Diluted Share (a)	$	Per Diluted Share (a)
Net income (loss) and diluted net income (loss) per share from continuing operations	$3,237	$0.11	$(11,746)	$(0.41)	$(9,370)	$(0.32)	$7,492	$0.26	$(10,387)	$(0.36)
Adjustments (net of tax):
Loss on early extinguishment of debt	974	0.03	9,460	0.32	3,774	0.13	—	—	14,208	0.48
2013 Litigation Settlement (b)	164	0.01	236	0.01	—	—	—	—	400	0.01
Loss on divestitures	—	—	—	—	6,444	0.22	—	—	6,444	0.22
2014 Reorganization (c)	—	—	—	—	3,870	0.13	879	0.03	4,749	0.16
Adjusted net income (loss) and diluted net income (loss) per share from continuing operations	$4,375	$0.15	$(2,050)	$(0.08)	$4,718	$0.16	$8,371	$0.29	$15,414	$0.51

(a)  Diluted shares are calculated by giving effect to the potential dilution that could occur if securities or other contracts to issue common shares were exercised and converted into common shares during the period.

(b) Represents charges related to settlement of a litigation matter in 2013 (the “2013 Litigation Settlement”).
(c) Represents charges related to a reorganization of the Company’s operations and administration functions (the “2014 Reorganization").

Exhibit 99.4

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(dollars in thousands)
(Unaudited)

Adjusted EBITDA

The table below shows Adjusted EBITDA, which is a non-GAAP measure. The Company defines Adjusted EBITDA as earnings excluding depreciation, amortization, interest, foreign currency transaction gains or losses, equity in earnings or loss of unconsolidated subsidiary and provision for income taxes and including the net income or loss attributable to noncontrolling interests. Management believes adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt and its capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess the Company's estimated enterprise value. In addition, management believes that the adjustments shown below are useful to investors in order to allow them to compare the Company's financial results during the periods shown without the effect of each of these income and expense items. The computation of Adjusted EBITDA as presented below may differ from the computation of similarly-titled measures provided by other companies. The following table provides a reconciliation for each quarter of 2014 and the year ended December 31, 2014, respectively, between net income (loss) from continuing operations, which is the nearest GAAP measure presented in the Company's financial statements, to Adjusted EBITDA (dollars in thousands).

	Three Months Ended				Year Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014

Net income (loss) from continuing operations	$3,237	$(11,746)	$(9,370)	$7,492	$(10,387)
Provision (benefit) for income taxes	3,822	(5,303)	(1,560)	5,082	2,041
Loss on early extinguishment of debt	1,546	15,016	5,991	—	22,553
Foreign currency transaction loss (gain)	2	(119)	4	—	(113)
Interest expense, net	5,304	5,509	4,321	3,739	18,873
Depreciation and amortization expenses	15,143	15,181	15,106	15,512	60,942
Adjustments:
2013 Litigation Settlement	260	375	—	—	635
Loss on divestitures	—	—	5,176	—	5,176
2014 Reorganization	—	—	6,143	1,395	7,538
Adjusted EBITDA	$29,314	$18,913	$25,811	$33,220	$107,258